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As filed with the Securities and Exchange Commission on June 17, 2005

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

GABLES RESIDENTIAL TRUST
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	58-2077868 (I.R.S. Employer Identification Number)

777 Yamato Road, Suite 510
Boca Raton, Florida 33431
(561) 997-9700
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

David D. Fitch
President and Chief Executive Officer
Gables Residential Trust
777 Yamato Road, Suite 510
Boca Raton, Florida 33431
(561) 997-9700

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:
 Gilbert G. Menna, P.C.
Ettore A. Santucci, P.C.
Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109
(617) 570-1000

        Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Shares of beneficial interest, par value $.01 per share	65,967	$43.47	$2,867,585	$338

(1)
Plus such additional number of shares as may be required in the event of a stock dividend, reverse stock split, split-up recapitalization or other similar event.

(2)
Estimated solely for purposes of computing the registration fee pursuant to Rule 457(c) based on the average of the high and low sales prices of Common Shares on the New York Stock Exchange on June 13, 2005.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated June 17, 2005

Prospectus

65,967 Common Shares

GABLES RESIDENTIAL TRUST

        The selling shareholders identified in this prospectus, and any of their pledgees, donees, transferees or other successors in interest, may offer to sell up to an aggregate of 65,967 common shares of Gables Residential Trust. The selling shareholders may only offer these shares for sale if they exercise their right to tender their units of Gables Realty Limited Partnership, our operating partnership, for cash, and we exercise our right to issue common shares to them instead of cash. We are filing the registration statement of which this prospectus is a part to fulfill a contractual obligation to do so, which we undertook at the time of the original issuance of the units. We will not receive any of the proceeds from the sale of the shares by the selling shareholders, but we have agreed to bear the expenses of registering such shares.

        Our common shares and currently outstanding Series D preferred shares are listed on the New York Stock Exchange under the symbols "GBP" and "GBP PrD," respectively. On June 13, 2005, the last reported sale price of our common shares was $43.45 per share. You are urged to obtain current market quotations for our common shares.

        Investing in our securities involves various risks. Beginning on page 2 of this prospectus, we discuss several "Risk Factors" that you should consider before investing in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2005

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, including the information incorporated by reference into this prospectus, contains statements that are forward-looking statements within the meaning of the federal securities laws. We caution you that any forward-looking statements presented in this prospectus, or which management may make orally or in writing from time to time, reflect the assumptions and beliefs of management based on information currently available to them. When we use the words "believe," "expect," "anticipate," "plan," "intend," "estimate," "project," "assume" and other similar expressions, they are generally forward-looking statements. These statements include, among other things, statements regarding our intent, belief or expectations with respect to:

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  our proposed merger with merger subsidiaries of ING Groep, NV announced on June 7, 2005 and anticipated to close in the third quarter of 2005;

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  our ability to increase shareholder value by producing consistent high quality earnings to sustain dividends and annual total returns that exceed the multifamily sector average;

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  our ability to create a portfolio of high quality assets in strategically selected markets that are complementary through economic diversity and characterized by high job growth and resiliency to economic downturns;

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  the ability of our portfolio to maintain high levels of occupancy and rental rates relative to overall market conditions;

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  our ability to generate a return on invested capital that exceeds our long-term weighted average cost of capital while maintaining financial flexibility through a conservative, investment grade credit profile;

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  our expectation that the markets we have selected for investment will continue to experience job growth that exceeds national averages, and that our EPN locations will outperform local market results;

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  our ability to meet short-term liquidity requirements, including the payment of common and preferred dividends, through net cash provided by recurring real estate activities, and to meet long-term liquidity requirements through long-term secured and unsecured borrowings, the issuance of debt securities or equity securities, private equity investments in the form of joint ventures, or through the disposition of assets which, in our evaluation, may no longer meet our investment requirements; and

  •
  estimated development and construction costs for our development and lease-up communities, and anticipated construction commencement, completion, lease-up and stabilization dates for these communities.

        You should not rely on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and may cause our actual results, performance or achievements to differ materially from anticipated future results, or the performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to:

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  the delay in or failure to close the merger of Gables Residential Trust and Gables Realty Limited Partnership with merger subsidiaries of the ING Groep, NV;

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  national and local economic conditions generally, and the real estate market specifically, including changes in occupancy rates and market rents, a continued deceleration of economic conditions in our markets, and a failure of national and local economic conditions to rebound in a timely manner;

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  changes in job growth, household formation and population growth in our markets;

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  excess supply of and insufficient demand for apartment communities in our markets;

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  competition, which could limit our ability to secure attractive investment opportunities, lease apartment homes or increase or maintain rents;

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  our failure to sell apartment communities in a timely manner or on favorable terms;

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  uncertainties associated with our development and construction activities, including the failure to obtain zoning and other approvals, actual development and construction costs exceeding our budgeted estimates and construction material defects;

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  construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs and reduced rental revenues;

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  new debt or equity financing may not be available or may not be available on favorable terms, and existing indebtedness may mature in an unfavorable credit environment, preventing such indebtedness from being refinanced or, if financed, causing such refinancing to occur on terms that are not as favorable as the terms of existing indebtedness;

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  changes in interest rates;

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  cash flow from recurring real estate activities may be insufficient to meet our short-term liquidity requirements, including the payment of common and preferred dividends;

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  legislative, regulatory and accounting changes, including changes to laws governing the taxation of REITs or changes in generally accepted accounting principles, or GAAP; and

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  potential liability for uninsured losses and environmental contamination.

        You should carefully review all of these factors, and you should be aware that there may be other factors that could cause such differences.

        While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, future events or otherwise.

PROSPECTUS SUMMARY

        This summary only highlights the more detailed information appearing elsewhere in this prospectus or incorporated herein by reference. As this is a summary, it may not contain all information that is important to you. You should read this entire prospectus carefully before deciding whether to invest in our common shares.

        Unless the context otherwise requires, all references to "we," "our," "us" or "our company" in this prospectus refer collectively to Gables Residential Trust, a Maryland real estate investment trust, or REIT, and its subsidiaries, including Gables Realty Limited Partnership, a Delaware limited partnership, and their respective predecessor entities for the applicable periods, considered as a single enterprise. Gables GP, Inc., a Texas corporation and wholly-owned subsidiary of Gables Residential Trust, is the sole general partner of Gables Realty Limited Partnership.

About Gables Residential Trust

        Our objective is to own a portfolio of high-quality assets in strategically selected markets that are complementary through economic diversity and characterized by high job growth and resiliency to national economic downturns. We believe such a portfolio will provide predictable operating cash flow performance that exceeds the national average on a sustainable basis. It is our belief that apartment communities located in close proximity to employment centers, entertainment and shopping, quality of education systems and areas with high barriers to entry through lack of available land and/or difficult entitlement processes should produce economic performance that exceeds that of apartment communities in locations without those characteristics. We refer to our desired locations as Established Premium Neighborhoods™, or EPNs, as compared to suburban locations that lack many of these differentiating characteristics.

        We adhere to a strategy of owning and operating high quality, class AA/A apartment communities under the Gables brand. We believe that such communities, when located in EPNs and supplemented with high quality service and amenities, attract the affluent renter-by-choice who is willing to pay a premium for location preference, superior service and high quality communities. The resulting portfolio should maintain high occupancy levels and rental rates relative to overall market conditions. This, coupled with more predictable operating expenses and reduced capital expenditure requirements associated with high quality construction materials, should lead to operating margins that exceed national averages for the apartment sector and sustainable growth in operating cash flow.

        Gables Residential Trust is a REIT organized under the laws of the State of Maryland in 1993 to continue and expand the operations of its privately owned predecessor organization. Gables Residential Trust elected to be taxed as a real estate investment trust, or REIT, for United States federal income tax purposes and operates principally through Gables Realty Limited Partnership. Gables Residential Trust is an 88.9% economic owner of the common equity of Gables Realty Limited Partnership as of June 13, 2005. Gables Residential Trust controls Gables Realty Limited Partnership through Gables GP, Inc., a Texas corporation and a wholly-owned subsidiary, which is the sole general partner of Gables Realty Limited Partnership.

        Gables Residential Trust's common shares are listed on the NYSE under the symbol "GBP." Our executive offices are located at 777 Yamato Road, Suite 510 in Boca Raton, Florida 33431 and our telephone number is (561) 997-9700.

The Offering

        This prospectus relates to up to 65,967 common shares that may be offered for sale by the selling shareholders if, and to the extent that, they tender their common units of Gables Realty Limited Partnership for cash, and we exercise our right to issue common shares to them instead of cash. Gables

Realty Limited Partnership originally issued these units to the selling shareholders in connection with our acquisition of a parcel of land in Atlanta, GA for the future development of an apartment community. In connection with the issuance of these units, we entered into a registration rights and lock-up agreement with the selling shareholders. Under the terms of that agreement, the selling shareholders may not tender these units for redemption until after June 17, 2005. We are registering the common shares covered by this prospectus in order to fulfill our contractual obligations under the registration rights and lock-up agreement with the selling shareholders. Registration of these common shares does not necessarily mean that all or any portion of such common shares will be offered for sale by the selling shareholders.

        Pursuant to the Seventh Amended and Restated Agreement of Limited Partnership of Gables Realty Limited Partnership, unitholders may tender their common units of Gables Realty Limited Partnership for cash equal to the value of an equivalent number of our common shares. In lieu of delivering cash, however, we may, at our option, choose to acquire any units so tendered by issuing common shares in exchange for the units. The shares will be exchanged for units on a one-for-one basis. This one-for-one exchange ratio may be adjusted to prevent dilution.

        We have agreed to bear the expenses of the registration of the common shares under federal and state securities laws, but we will not receive any proceeds from the sale of any common shares offered under this prospectus.

Tax Status of Gables Residential Trust

        We have elected to qualify as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code. As long as we qualify for taxation as a real estate investment trust, we generally will not be subject to federal income tax on that portion of our ordinary income and capital gains that is currently distributed to our shareholders. Even if we qualify for taxation as a real estate investment trust, we may be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.

Recent Events

        On June 7, 2005, we entered into an Agreement and Plan of Merger pursuant to which a newly formed affiliate of Clarion Partners, LLC, an indirect wholly owned subsidiary of ING Groep, NV, will acquire us and our subsidiaries through the mergers of Gables Residential Trust and Gables Realty Limited Partnership with merger subsidiaries of the ING Groep, NV, referred to in this prospectus as the "mergers." Pursuant to the terms of the Agreement and Plan of Merger, each issued and outstanding common share of beneficial interest of the Company, par value $.01 per share, will be converted into the right to receive $43.50 in cash, without interest. In addition, holders of common shares will receive additional merger consideration that represents a pro-rata portion of the regular monthly dividend allocable to the month in which the mergers are closed and will be based on the number of days having elapsed in such monthly period. It is currently anticipated that the mergers will be closed in the third quarter of 2005.

RISK FACTORS

        Before you purchase common shares from the selling shareholders, you should be aware that there are various risks in making an investment in such common shares, including those described below. You should consider carefully these risk factors together with all of the information included or incorporated by reference in this prospectus before you decide whether to invest in our common shares. This section includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus.

The failure to close, in timely manner or at all, the mergers of Gables Residential Trust and Gables Realty Limited Partnership with merger subsidiaries of the ING Groep, NV, announced on June 7, 2005, or the negative market perception of such merger may adversely affect the market price of our common shares.

        On June 7, 2005, we entered into an Agreement and Plan of Merger pursuant to which a newly formed affiliate of Clarion Partners, LLC, an indirect wholly owned subsidiary of ING Groep, NV, will acquire us and our subsidiaries through the mergers of Gables Residential Trust and Gables Realty Limited Partnership with merger subsidiaries of the ING Groep, NV. If our shareholders do not approve of the merger of our company or if there is a delay in the close of the mergers, or if the mergers do not close as a result of a failure to satisfy closing conditions or otherwise, the market price of our shares may decline as a result. In addition, to the extent that the investing public has a negative perception of the mergers, the value of our common shares may be negatively impacted.

Unfavorable changes in market and economic conditions could hurt occupancy or rental rates.

        The market and economic conditions in metropolitan areas of our current markets in the United States may significantly affect apartment home occupancy or rental rates. Occupancy and rental rates in those markets, in turn, may significantly affect our profitability and our ability to satisfy our financial obligations. The risks that may affect conditions in those markets include the following:

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  the economic climate which may be adversely impacted by plant closings, industry slowdowns and other factors;

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  real estate conditions such as an oversupply of, or a reduced demand for, apartment homes;

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  decline in household formation that adversely affects occupancy or rental rates;

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  the inability or unwillingness of residents to pay rent increases;

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  the potential effect of rent control or rent stabilization laws, or other laws regulating housing, on any of our communities, which could prevent us from raising rents to offset increases in operating costs; and

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  the rental market which may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates.

        Any of these risks could adversely affect our ability to achieve our desired or anticipated yields on our communities and to make expected distributions to shareholders.

Increased competition and low mortgage interest rates could limit our ability to lease apartment homes or increase or maintain rents.

        Our apartment communities in metropolitan areas compete with numerous housing alternatives in attracting residents, including other rental apartments, condominiums and single-family homes that are available for rent, as well as new and existing single-family homes and condominiums for sale. Competitive residential housing in a particular area or housing alternatives that are made competitive by a low mortgage interest rate environment could adversely affect our ability to lease apartment homes and to increase or maintain rents.

Failure to generate sufficient revenue could limit cash flow available for distributions to shareholders.

        If our communities do not generate revenues sufficient to meet our operating expenses, including debt service and capital expenditures, our cash flow and ability to pay distributions to our shareholders will be adversely affected. The following factors, among others, may adversely affect the revenues generated by our apartment communities:

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  the national and local economic climates;

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  local real estate market conditions, such as oversupply of apartment homes;

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  the perceptions by prospective residents of the safety, convenience and attractiveness of our communities and the neighborhoods in which they are located;

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  our ability to provide adequate management, maintenance and insurance; and

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  increased operating costs including real estate taxes and insurance.

        Significant expenditures associated with each investment such as debt service payments, if any, real estate taxes, insurance and maintenance costs are generally not reduced when circumstances cause a reduction in income from a community. For example, if we mortgage a community to secure payment of debt and are unable to meet the mortgage payments, we could sustain a loss as a result of foreclosure on the community or the exercise of other remedies by the mortgagee.

Development and construction risks could impact our profitability.

        We intend to continue to develop and construct multifamily apartment communities. Our development activities may be exposed to the following risks:

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  We may be unable to obtain, or face delays in obtaining, necessary zoning, land-use, building, occupancy, and other required governmental permits and authorizations, which could result in increased costs and could require us to abandon our activities entirely with respect to the project for which we are unable to obtain permits or authorizations;

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  We may abandon development opportunities that we have already begun to explore and as a result we may fail to recover expenses already incurred in connection with exploring such development opportunities;

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  We may incur construction costs for a community which exceed our original estimates due to increased materials, labor or other costs, which could make completion of the community uneconomical and we may not be able to increase rents to compensate for the increase in construction costs;

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  Occupancy rates and rents at a newly completed development community may fluctuate depending on a number of factors, including market and economic conditions, and may result in the community not being profitable;

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  We may not be able to obtain financing with favorable terms for the development of a community, which may make us unable to proceed with its development; and

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  We may be unable to complete construction and lease-up of a community on schedule, resulting in increased debt service expense and construction costs.

Acquisitions may not yield anticipated results.

        We intend to continue to acquire multifamily apartment communities on a select basis. Our acquisition activities and their success may be exposed to the following risks:

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  The acquired community may fail to perform as we expected in analyzing our investment; and

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  Our estimate of the costs of any necessary repositioning or redeveloping the acquired community may prove inaccurate.

Failure to succeed in new markets may limit growth.

        We may make selected acquisitions outside of our current market areas from time to time, if appropriate opportunities arise. Our historical experience in our current markets located in the United States does not ensure that we will be able to operate successfully in other market areas new to us. We may be exposed to a variety of risks if we choose to enter into new markets. These risks include, among others:

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  a lack of market knowledge and understanding of the local economies;

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  an inability to obtain land for development or to identify acquisition opportunities;

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  an inability to obtain construction tradespeople; and

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  an unfamiliarity with local governmental and permitting procedures.

Significant new operations and acquired communities under management require integration with the existing business and, if not properly integrated, could create inefficiencies.

        Our ability to manage growth effectively will require us, among other things, to successfully apply our experience in managing our existing portfolio of multifamily apartment communities to a larger number of assets. In addition, we must be able to successfully manage the integration of new management and operations personnel as our organization grows in size and complexity.

Insufficient cash flow could affect our debt financing and create refinancing risk.

        We are subject to the risks normally associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest. We anticipate that only a small portion of the principal of our debt will be repaid prior to maturity. Although we may be able to use cash flow to make future principal payments, we cannot assure you that sufficient cash flow will be available to make all required principal payments. Therefore, we are likely to need to refinance at least a portion of our outstanding debt as it matures. There is a risk that we may not be able to refinance existing debt or that the terms of any refinancing will not be as favorable as the terms of the existing debt.

Difficulty of selling apartment communities could limit flexibility.

        Real estate in metropolitan areas of the United States can be hard to sell, especially if market conditions are poor. This may limit our ability to change our portfolio promptly in response to changes in economic or other conditions. In addition, federal tax laws limit our ability to sell communities that we have owned for fewer than four years, and this may affect our ability to sell communities without adversely affecting returns to our shareholders.

Policy of limiting debt level may be changed and our indebtedness may increase.

        As of December 31, 2004, we had approximately $1.0 billion in total debt outstanding and our ratio of debt to total market capitalization was 42.7%. While our current policy is not to incur debt that would make our ratio of debt to total market capitalization greater than 60%, assuming total market capitalization and fair market value of our assets are in-line, neither our declaration of trust and bylaws nor Gables Realty Limited Partnership's organizational documents contain any such limitations. The governing agreements for our unsecured indebtedness, including our credit facilities and the indenture related to our senior unsecured notes, and certain of our secured indebtedness, contain financial covenants that limit, but do not restrict, our total outstanding indebtedness. As a result, we may incur additional debt and thus increase our ratio of debt to total market capitalization. In addition, in the event that the price of our common shares increases, we could incur additional debt without increasing the ratio of debt to total market capitalization and without a concurrent increase in our ability to service such additional debt. Further, the indenture governing our senior unsecured notes does not contain any provisions that would afford holders of such notes protection in the event of a highly leveraged or similar transaction involving us or any of our affiliates or a reorganization, restructuring, merger, sale of all or substantially all of our assets or similar transaction involving Gables Realty Limited Partnership that may adversely affect the holders of the unsecured senior notes.

Incurrence of additional debt and related issuance of equity may be dilutive to shareholders.

        Future issuance of equity may dilute the interest of existing shareholders. To the extent that additional equity securities are issued to finance future developments and acquisitions instead of incurring additional debt, the interests of our existing shareholders could be diluted. Our ability to execute our business strategy depends on our access to an appropriate blend of debt financing, including unsecured lines of credit and other forms of secured and unsecured debt, and equity financing, including common and preferred equity.

Rising interest rates would increase interest costs and could affect the market price of our securities.

        We expect to incur variable-rate debt under credit facilities and other interim financing vehicles in connection with the acquisition, construction and renovation of multifamily apartment communities in the future, as well as for other purposes. In addition, we have tax-exempt bonds, as described more fully below, that bear interest at a variable rate. Accordingly, if interest rates increase, so will our interest costs to the extent the variable rate increase is not hedged effectively. In addition, an increase in market interest rates may lead purchasers of our securities to demand a higher annual yield, which could adversely affect the market price of our outstanding securities. From time to time, when we anticipate offerings of debt securities, we may seek to decrease our exposure to fluctuations in interest rates during the period prior to the pricing of the securities by entering into interest rate hedging contracts in the form of rate locks. Also, from time to time, we rely on interest rate hedging contracts to offset our exposure to moving interest rates with respect to debt financing arrangements at variable interest rates in the form of rate caps and rate swaps. The settlement of interest rate hedging contracts may involve charges to earnings that may be material in amount.

Share ownership limit may prevent takeovers beneficial to shareholders.

        For us to maintain our qualification as a REIT for federal income tax purposes, not more than 50% in value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals. As defined for federal income tax purposes, the term "individuals" includes a number of specified entities. Our declaration of trust includes restrictions regarding transfers of our shares of beneficial interest and ownership limits that are intended to assist us in satisfying such limitations. The ownership limit may have the effect of delaying, deferring or preventing someone from taking control of us, even though such a change of control could involve a premium price for our shareholders or otherwise could be in our shareholders' best interests.

Limits on changes in control may discourage takeover attempts beneficial to shareholders.

        Our declaration of trust, our bylaws and Maryland law may have the effect of discouraging a third party from attempting to acquire us which makes a change in control more unlikely. The result may be a limitation on the opportunity for shareholders to receive a premium for their common shares over then-prevailing market prices.

Failure to qualify as a REIT would cause us to be taxed as a corporation which would significantly lower cash available for distributions to shareholders.

        If we fail to qualify as a REIT for federal income tax purposes, we will be taxed as a corporation. We believe that we are organized and qualified as a REIT and intend to operate in a manner that will allow us to continue to qualify as a REIT. However, we cannot assure you that we are qualified as such, or that we will remain qualified as such in the future. This is because qualification as a REIT involves the application of highly technical and complex provisions of the Code as to which there are only limited judicial and administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within our control. In addition, future legislation, new regulations, administrative interpretations or court decisions may significantly change the tax laws or the application of the tax laws with respect to qualification as a REIT for federal income tax purposes or the federal income tax consequences of such qualification.

        If, in any taxable year, we fail to qualify as a REIT, we will be subject to federal income tax on our taxable income at regular corporate rates, plus any applicable alternative minimum tax. In addition, unless we are entitled to relief under applicable statutory provisions, we would be disqualified from treatment as a REIT for the four taxable years following the year in which we lose our qualification. The additional tax liability resulting from the failure to qualify as a REIT would significantly reduce or eliminate the amount of cash available for distributions to our shareholders. Furthermore, we would no longer be required to make distributions to our shareholders.

Compliance or failure to comply with Americans with Disabilities Act ("ADA") and other similar laws could result in substantial costs.

        The ADA generally requires that public accommodations, including office buildings and hotels be made accessible to disabled persons. Noncompliance could result in imposition of fines by the federal government or the award of damages to private litigants. If, pursuant to the ADA, we are required to make substantial alterations and capital expenditures in one or more of our properties, including the removal of access barriers, it could adversely affect our financial condition and results of operations, as well as the amount of cash available for distributions to our shareholders.

        A number of additional federal, state and local laws exist that impact our communities with respect to access thereto by disabled persons. For example, the FHAA requires that apartment communities first occupied after March 13, 1990 be accessible to the handicapped. Noncompliance with the FHAA could result in the imposition of fines or an award of damages to private litigants.

        We cannot predict the ultimate cost of compliance with the ADA or other similar legislation. The costs could be substantial.

Potential liability for environmental contamination and related matters could result in substantial costs.

        We are in the business of acquiring, owning, operating and developing real estate assets. From time to time, we will sell to third parties some of our assets. Under various federal, state and local environmental laws, we may be required, often regardless of our knowledge or responsibility but solely because of our current or previous ownership or operation of real estate, to investigate and remediate the effects of hazardous or toxic substances or petroleum product releases at those properties. We may also be held liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs incurred by us in connection with any contamination. These costs could be substantial. The presence of such substances or the failure to properly remediate the contamination may materially and adversely affect our ability to borrow against, sell or rent the affected asset. In addition, applicable environmental laws create liens on contaminated sites in favor of the government for damages and costs it incurs in connection with the contamination.

        Finally, mold growth may occur when excessive moisture accumulates in buildings or on building materials, particularly if the moisture issue remains undiscovered or is not addressed over a period of time. Although the occurrence of mold at multifamily and other structures, and the need to remediate such mold, is not uncommon, there has been increased awareness in recent years that particular molds may, in some instances, lead to adverse health effects, including allergic or other reactions. As a result, the presence of mold at a community we own could require us to undertake a costly remediation program to contain or remove the mold from the affected community. Such a remediation program could necessitate the temporary relocation of some or all of the community's residents or the complete rehabilitation of the community. In addition, the presence of mold at a community could expose us to other liabilities. No assurances can be made that we will have full coverage under our existing policies for property damage or liabilities to third parties arising as a result of exposure to mold or a claim of exposure to mold at a particular property.

Potential liability for losses not covered by insurance could result in substantial costs.

        We may incur casualty losses that are not covered by insurance. We carry insurance coverage on our properties of types and in amounts that we believe are in line with coverage customarily obtained by owners of similar properties. We believe all of our properties are adequately insured. There are, however, particular types of losses, such as losses arising from acts of war or catastrophic acts of nature that are not insured, in part or in full because they are either uninsurable or not economically practical to insure in management's view, given the cost of the insurance after consideration of the resulting coverage levels and related deductibles, limits and exclusions. Should an uninsured loss or a loss in excess of insured limits occur, we could lose our capital invested in a particular property as well as the anticipated future revenues from the property and would continue to be obligated on any mortgage indebtedness or other obligations related to the property. In the event of an uninsured loss or a loss in excess of our insurance limits, we could lose both the revenues generated from the affected community and the capital we have invested in the affected community; depending on the specific circumstances of the affected community it is possible that we could be liable for any mortgage indebtedness or other obligations related to the community. Any such loss could materially and adversely affect our business and financial condition and results of operations.

Bond compliance requirements could limit income and restrict use of communities and cause favorable financing to become unavailable.

        Some of our multifamily apartment communities are financed with obligations issued by various local government agencies or instrumentalities, the interest on which is exempt from federal income taxation. These obligations are commonly referred to as "tax-exempt bonds." The bond compliance requirements for our current tax-exempt bonds, and the requirements of any future tax-exempt bond financing, may have the effect of limiting our income from communities subject to such financing. Under the terms of our tax-exempt bonds, we must comply with various restrictions on the use of the communities financed by such bonds, including a requirement that a percentage of apartments be made available to low and middle income households. In addition, some of our tax-exempt bond financing documents require that a financial institution guarantee payment of the principal of, and interest on, the bonds. The guarantee may take the form of a letter of credit, surety bond, guarantee agreement or other additional collateral. If the financial institution defaults in its guarantee obligations, or we are unable to renew the applicable guarantee or otherwise post satisfactory collateral, a default will occur under the applicable tax-exempt bonds and the community could be foreclosed upon.

Decrease of fee management business would result in decrease in revenues.

        We manage multifamily apartment communities owned by third parties for a fee. Most of our management contracts are terminable upon 30-days notice. There is a risk that the management contracts will be terminated and/or that the rental revenues upon which management fees are based will decline and management fee income will decrease accordingly.

DESCRIPTION OF COMMON SHARES

        The following is a summary of the material terms and provisions of our common shares. It may not contain all the information that is important to you. You can access complete information by referring to our declaration of trust and bylaws, copies of which have been filed as exhibits to reports that we have filed with the Securities and Exchange Commission. Please see "Where You Can Find More Information." You should note that the common shares are issued by Gables Residential Trust, not Gables Realty Limited Partnership. Therefore, references to "we," "us" and "our company" in this section refer to Gables Residential Trust and not Gables Realty Limited Partnership.

General

        Under our declaration of trust, we have authority to issue up to 171,000,000 shares of beneficial interest, consisting of 100,000,000 common shares, par value $.01 per share, 51,000,000 excess shares of beneficial interest, par value $.01 per share, and 20,000,000 preferred shares, par value $.01 per share. As of June 13, 2005, 29,338,599 common shares were issued and outstanding. In addition, as of June 13, 2005, 3,671,724 common units which are exchangeable for common shares on a one-for-one basis were outstanding. All common shares, when issued, will be duly authorized, fully paid and nonassessable. Thus, the full price for the outstanding common shares will have been paid at issuance and any holder of our common shares will not be later required to pay us any additional money for such common shares.

Dividends

        Subject to preferential rights of any other shares of beneficial interest or the provisions of our declaration of trust regarding excess shares, holders of common shares may receive distributions out of assets that we can legally use to pay distributions, when, as and if they are authorized and declared by our board of trustees. In the event we are liquidated, dissolved or our affairs are wound up, after we pay or make adequate provision for all of our known debts and liabilities, each holder of common shares will receive dividends in the same proportion as other holders of common shares out of assets that we can legally use to pay distributions.

Voting Rights

        Subject to the provisions of our declaration of trust regarding excess shares, holders of common shares will have the exclusive power to vote on all matters presented to our shareholders, including the election of trustees, except as otherwise provided by Maryland law or as provided with respect to any other shares of beneficial interest. Holders of common shares are entitled to one vote per share. There is no cumulative voting in the election of our trustees, which means that at any meeting of our shareholders, the holders of a majority of the outstanding common shares can cast all of their votes for each trustee to be elected at such meeting, elect all of the trustees then standing for election and the votes held by the holders of the remaining common shares will not be sufficient to elect any trustee.

Other Rights

        Subject to the provisions of our declaration of trust regarding excess shares, all common shares have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights, except for any appraisal rights provided by Maryland law.

        Holders of common shares have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities.

        Our declaration of trust prohibits us from merging or selling all or substantially all of our assets without the approval of a majority of the outstanding shares that are entitled to vote on such matters.

In addition, Gables Realty Limited Partnership's partnership agreement requires that such actions also be approved by partners holding 75% of the units of Gables Realty Limited Partnership.

Restrictions on Ownership

        For us to qualify as a REIT under the Internal Revenue Code, no more than 50% in value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year. To assist us in meeting this requirement, we may take actions such as the automatic exchange of shares in excess of this ownership restriction to limit the beneficial ownership of our outstanding equity securities, directly or indirectly, by one individual. See "Limits on Ownership of Shares and Restrictions on Transfer."

Transfer Agent

        The transfer agent and registrar for our common shares is EquiServe Trust Company, N.A.

Preferred Shares

        Under our declaration of trust, we have authority to issue up to 20,000,000 preferred shares, par value $.01 per share. We may issue our preferred shares in one or more series, with such terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, in each case, if any, as are permitted by Maryland law and as our board of trustees may determine by adoption of an amendment to our declaration of trust without any further vote or action by our shareholders.

        A summary of our outstanding cumulative redeemable preferred shares and a description of their general terms are forth below:

  •
  7.875% Series C-1 Cumulative Redeemable Preferred Shares, or "Series C-1 shares."  We currently have outstanding 1,600,000 shares of 7.875% Series C-1 shares. Dividends are cumulative from the date of original issuance and are payable quarterly at the rate of 7.875% per annum of the $25.00 liquidation preference. The Series C-1 shares rank as to rights to dividends and in liquidation on a parity with the Series D shares, as described below, and senior to the Series Z shares, as described below, and our common shares. We may redeem the Series C-1 shares at any time on or after September 27, 2006 for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends. The Series C-1 shares have no stated maturity and are not subject to any sinking fund or mandatory redemption and are not convertible into any other of our securities.

  •
  7.50% Series D Cumulative Redeemable Preferred Shares, or "Series D shares."  We currently have outstanding 3,000,000 shares of 7.50% Series D shares. Dividends are cumulative from the date of original issuance and are payable quarterly at the rate of 7.50% per annum of the $25.00 liquidation preference. The Series D shares rank as to rights to dividends and in liquidation on a parity with the Series C-1 shares and senior to the Series Z shares and our common shares. We may redeem the Series D shares at any time on or after May 8, 2008 for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends. The Series D shares have no stated maturity and are not subject to any sinking fund or mandatory redemption and are not convertible into any other of our securities.

  •
  5.00% Series Z Cumulative Redeemable Preferred Shares, or "Series Z shares."  We currently have outstanding 180,000 shares of Series Z shares. Dividends on the Series Z shares are cumulative from the date of original issuance and are payable on June 18 of each year, commencing June 18, 2008, at the rate of 5.00% per annum of the $25.00 liquidation preference. We may redeem the Series Z shares at any time for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends. The Series Z shares are subject to mandatory redemption on June 18, 2018. The Series Z shares are not subject to any sinking fund and are not convertible into any other of our securities. With respect to dividends and liquidation distributions, the Series Z shares currently rank senior to our common shares and junior to all other designated preferred shares, including the Series C-1 shares and the Series D shares.

        We did not have any other preferred shares outstanding as of the date of this prospectus. We may issue preferred shares from time to time, in one or more series, as authorized by our board of trustees. Prior to issuance of preferred shares of each series, the board of trustees is required by the Maryland General Corporation Law and our declaration of trust to fix for each series, subject to the provisions of our declaration of trust regarding excess shares, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted by Maryland law. When issued, the preferred shares will be fully paid and nonassessable and will have no preemptive rights. The board of trustees could authorize the issuance of preferred shares with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of our common shares might believe to be in their best interests or in which holders of some, or a majority, of our common shares might receive a premium for their shares over the then market price of such common shares.

LIMITS ON OWNERSHIP OF SHARES AND RESTRICTIONS ON TRANSFER

Ownership Limits

        For us to qualify as a REIT under the Internal Revenue Code, among other things, no more than 50% in value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year. Additionally, the shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. To protect us against the risk of losing our status as a REIT due to a concentration of ownership among our shareholders, and to otherwise address concerns related to concentrated ownership of shares of beneficial interest, our declaration of trust provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% of any class or series of our shares of beneficial interest. Notwithstanding the preceding sentence, our board of trustees at its option and in its discretion may approve ownership greater than 9.8% by selected persons. Our board of trustees does not expect that it would waive the 9.8% ownership limit in the absence of evidence satisfactory to the board of trustees that the changes in ownership will not, then or in the future, jeopardize our status as a REIT. Any transfer of shares of beneficial interest including warrants or any security convertible into shares of beneficial interest shall be void and have no effect if it:

  •
  would create a direct or indirect ownership of shares of beneficial interest in excess of the 9.8% ownership limit;

  •
  would result in our disqualification as a REIT, including any transfer that results in the shares of beneficial interest being owned by fewer than 100 persons; or

  •
  results in us being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code.

        The intended transferee will acquire no rights to the shares of beneficial interest. The foregoing restrictions will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. Additionally, the foregoing restrictions do not apply with respect to an offeror that makes an all cash tender offer that has been accepted by at least two-thirds of our outstanding shares.

Shares Owned in Excess of the Ownership Limit

        Shares of beneficial interest owned, or deemed to be owned, or transferred to a shareholder in excess of the 9.8% ownership limit will be converted automatically into excess shares and will be transferred, by operation of law, to us as trustee of a trust. The trust will be for the exclusive benefit of the transferees to whom such shares of beneficial interest may be ultimately transferred without violating the 9.8% ownership limit. While the excess shares are held in trust:

  •
  they will not be entitled to vote;

  •
  they will not be considered for purposes of any shareholder vote or the determination of a quorum for such vote; and

  •
  except upon liquidation, they will not be entitled to participate in dividends or other distributions.

        If we pay to a proposed transferee any dividend or distribution of excess shares before we discover that that shares of beneficial interest have been transferred in violation of the provisions of our declaration of trust, the proposed transferee must repay such excess shares to us upon demand. The excess shares are not treasury shares, but rather constitute a separate class of our issued and outstanding shares of beneficial interest. At any time the excess shares are held in trust by us, the original transferee-shareholder may transfer the interest in the trust representing the excess shares to any individual provided (1) such individual's ownership of the shares of beneficial interest that were exchanged into the excess shares would be permitted under the 9.8% ownership limit and (2) such individual pays a price less than or equal to the price paid by the original transferee-shareholder for the shares of beneficial interest that were exchanged for excess shares. If the transfer is permitted, then immediately upon the transfer to the permitted transferee, the excess shares will be automatically exchanged for shares of beneficial interest of the class from which they were converted. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then at our option, we may deem the intended transferee of any excess shares (a) to have acted as an agent on our behalf in acquiring the excess shares and (b) to hold the excess shares on our behalf.

Right to Purchase Excess Shares

        In addition to the foregoing transfer restrictions, we will have the right, for a period of 90 days during the time any excess shares are held by us in trust, to purchase all or any portion of the excess shares from the original transferee-shareholder for the lesser of (1) the price paid for the shares of beneficial interest by the original transferee-shareholder or (2) the market price of the shares of beneficial interest on the date we exercise our option to purchase. The market price will be determined in the manner set forth in our declaration of trust. The 90 day period begins on the date of the violative transfer if the original transferee-shareholder gives notice to us of the transfer or, if no such notice is given, the date the board of trustees determines that a violative transfer has been made.

        Every owner of more than 5% of our issued and outstanding common shares must file a written notice with us containing the information specified in our declaration of trust no later than January 30 of each year. Owners of 5% or less of our issued and outstanding common shares may be required by the Internal Revenue Code or regulations thereunder to file such notice. Upon demand by us, each shareholder will be required to disclose to us in writing any information with respect to the direct, indirect and constructive ownership of shares of beneficial interest as the board of trustees deems necessary to comply with the provisions of the Internal Revenue Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

        The foregoing restrictions on transferability and ownership will not apply if our board of trustees determines that it is no longer in our best interest to continue to qualify as REIT. The board of trustees may, in its sole discretion, waive the ownership limits if evidence is presented that the transfer of shares of beneficial interest will not jeopardize our qualification as REIT and otherwise decides that such action is in our shareholders' best interests.

        The ownership limits may have the effect of delaying, deferring or preventing a change of control of our company.

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR DECLARATION
OF TRUST AND BYLAWS

        The following is a summary of certain provisions of Maryland law and our declaration of trust and bylaws which affect us and you as a holder of our securities. The description below is intended only as a summary and is qualified in its entirety by reference to Maryland General Corporation Law and our declaration of trust and bylaws.

Maryland Business Combination Statute

        Maryland law establishes special requirements with respect to business combinations between Maryland corporations and interested shareholders unless exemptions are applicable. Among other things, for a period of five years, the law prohibits a merger and other specified or similar transactions between a company and an interested shareholder, and after the end of the five-year period requires a supermajority vote for such transactions.

        When we refer to "interested shareholders," we mean all persons owning beneficially, directly or indirectly, more than 10% of the outstanding voting shares of the Maryland corporation. When we refer to "business combinations," we mean any merger or similar transaction subject to a statutory vote and additional transactions involving transfers of assets or securities in specified amounts to interested shareholders or their affiliates. Unless an exemption is available, transactions of these types may not be consummated between a Maryland corporation and an interested shareholder or its affiliates for a period of five years after the date on which the shareholder first became an interested shareholder. Thereafter, the transaction may not be consummated unless recommended by the board of directors and approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding voting shares and 66 2/3% of the votes entitled to be cast by all holders of outstanding voting shares other than the interested shareholder. A business combination with an interested shareholder that is approved by the board of directors of a Maryland corporation at any time before an interested shareholder first becomes an interested shareholder is not subject to the special voting requirements. An amendment to a Maryland corporation's charter electing not to be subject to the foregoing requirements must be approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding voting shares and 66 2/3% of the votes entitled to be cast by holders of outstanding voting shares who are not interested shareholders. Any such amendment is not effective until 18 months after the vote of shareholders and does not apply to any business combination of a corporation with a shareholder who was an interested shareholder on the date of the shareholder vote.

Maryland Control Share Acquisition Statute

        Our bylaws were recently amended to include a provision exempting any and all acquisitions of our common shares from the control shares provisions of Maryland law. However, our board of trustees may opt to make these provisions applicable to us at any time by amending or repealing this provision in the future, and may do so on a retroactive basis. Maryland law provides that "control shares" of a Maryland REIT acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest owned by the acquiror or by officers of trustees who are employees of the trust. When we refer to "control shares," we mean voting shares of beneficial interest which, if aggregated with all other such shares of beneficial interest previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power except solely by revocable proxy, would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power: (1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority of all voting power. Control shares do not include shares of beneficial interest the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. When we refer to a "control share acquisition," we mean the acquisition of control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, may compel the board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider voting rights for the shares. If no request for a meeting is made, the trust may itself present the question at any meeting of shareholders.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the trust may redeem any or all of the control shares. The redemption price will be for fair value, determined without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares of beneficial interest entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares of beneficial interest as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

        The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction, or to acquisitions approved or exempted by the declaration of trust or bylaws of the trust.

        The business combination statute and the control share acquisition statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offer.

Limitation of Shareholders' Liability

        Under Maryland law, shareholders generally are not responsible for the corporation's debts or obligations, and our declaration of trust specifically provides that no shareholder of ours will be personally liable for any of our obligations. Our bylaws further provide that we will indemnify each shareholder against any claim or liability to which the shareholder may become subject by reason of his or her being or having been a shareholder, and that we will reimburse each shareholder for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholder may, in some jurisdictions, including Texas, be personally liable to the extent that such claims are not satisfied by us. Inasmuch as we will carry public liability insurance which we consider adequate, any risk of personal liability to shareholders is limited to situations in which our assets plus our insurance coverage would be insufficient to satisfy the claims against us and our shareholders.

Limitation of Trustees' and Officers' Liability

        Under Maryland law, a REIT formed in Maryland is permitted to limit, by provision in its declaration of trust, the liability of trustees and officers so that none of its trustees or officers shall be liable to it or to any shareholder for money damages except to the extent that:

  •
  the trustee or officer actually received an improper benefit in money, property, or services, for the amount of the benefit or profit in money, property, or services actually received; or

  •
  a judgment or other final adjudication adverse to the trustee or officer is entered in a proceeding based on a finding in a proceeding that the trustee's or officer's action was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

        Our declaration of trust has incorporated the provisions of such law limiting the liability of our trustees and officers. Gables GP, Inc.'s articles of incorporation contain similar provisions that are consistent with Texas law.

        Our bylaws require us to indemnify, to the full extent of Maryland law, any present or former trustee or officer and such person's spouse and children who is or was a party or threatened to be made a party to any proceeding by reason of his or her service in that capacity, against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the proceeding, provided that we have received a written affirmation by the person to be indemnified that he or she has met the standard of conduct necessary for indemnification by us as authorized by our bylaws. Our bylaws provide that we will not be required to indemnify such person if:

  •
  it is established that (1) such person's act or omission was committed in bad faith or was the result of active or deliberate dishonesty, (2) such person actually received an improper personal benefit in money, property or services or (3) in the case of a criminal proceeding, such person had reasonable cause to believe that his or her act or omission was unlawful;

  •
  the proceeding was initiated by such person;

  •
  such person received payment for such expenses pursuant to insurance or otherwise; or

  •
  the proceeding arises under Section 16 of the Exchange Act.

        Pursuant to our bylaws, the person to be indemnified is required to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met. Our bylaws also permit us to provide such other and further indemnification or payment or reimbursement of expenses as may be permitted by the Maryland General Corporation Law or to which the person to be indemnified may be entitled. Gables GP, Inc.'s bylaws contain similar provisions that are consistent with Texas law.

Indemnification Agreements

        We have entered into indemnification agreements with each of our trustees and officers. The indemnification agreements require, among other things, that we indemnify our trustees and officers to the fullest extent permitted by law and advance to our trustees and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expenses incurred by our trustees and officers seeking to enforce their rights under the indemnification agreements and cover our trustees and officers under our directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by our declaration of trust and our bylaws, it provides greater assurance to our trustees and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by our board of trustees or by our shareholders to eliminate the rights it provides.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following discussion describes the material United States federal income tax consequences relating to our qualification as a REIT and the ownership and disposition of our common shares.

        Because this is a summary that is intended to address only material United States federal income tax consequences relating to the ownership and disposition of our common shares, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

  •
  the tax consequences to you may vary depending on your particular tax situation;

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  special rules that are not discussed below may apply to you if, for example, you are a tax-exempt organization, a broker-dealer, a non-U.S. person, a trust, an estate, a regulated investment company, a financial institution, an insurance company, or otherwise subject to special tax treatment under the Internal Revenue Code;

  •
  this summary does not address state, local or non-U.S. tax considerations;

  •
  this summary deals only with common shareholders and holders of debt securities that hold common shares or debt securities, as applicable, as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code; and

  •
  this discussion is not intended to be, and should not be construed as, tax advice.

        You are urged both to review the following discussion and to consult with your own tax advisor to determine the effect of ownership and disposition of our securities on your individual tax situation, including any state, local or non-U.S. tax consequences.

        The information in this section is based on the current Internal Revenue Code, current, temporary and proposed Treasury regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service, including its practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service except in the case of the taxpayer to whom a private letter ruling is addressed, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. We have not obtained any rulings from the Internal Revenue Service concerning the tax treatment of the matters discussed below. Thus, it is possible that the Internal Revenue Service could challenge the statements in this discussion, which do not bind the Internal Revenue Service or the courts, and a court could agree with the Internal Revenue Service.

Taxation of Gables Residential Trust as a REIT

        We have elected to be taxed as a REIT under the Internal Revenue Code. A REIT generally is not subject to United States federal income tax on the income that it distributes to shareholders if it meets the applicable REIT distribution requirements and other requirements for qualification.

        In the opinion of our counsel, Goodwin Procter LLP, we have been organized and have operated in conformity with the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code commencing with our taxable year ended December 31, 1994, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code, provided that we have been organized and have operated and continue to be organized and to operate in accordance with assumptions and representations made by us concerning our organization and operations. It must be emphasized that Goodwin Procter LLP's opinion is based on various assumptions and on our representations concerning our organization and operations. The opinion is conditioned upon the accuracy of such assumptions and representations. Moreover, such qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, distribution levels and diversity of share ownership, the various qualification tests imposed under the Internal Revenue Code, the results of which will not be reviewed by Goodwin Procter LLP. Accordingly, no assurance can be given that the actual results of our operations will satisfy such requirements. Additional information regarding the risks associated with our failure to qualify as a REIT are set forth under the caption "Risk Factors."

        The opinion of Goodwin Procter LLP is based upon current law, which is subject to change either prospectively or retroactively. Changes in applicable law could modify the conclusions expressed in their opinion. Moreover, unlike a tax ruling, which we will not seek, an opinion of counsel is not binding on the Internal Revenue Service, and no assurance can be given that the Internal Revenue Service could not successfully challenge our status as a REIT.

        The REIT provisions of the Internal Revenue Code generally allow a REIT to deduct dividends paid to its shareholders. Therefore, so long as we qualify for taxation as a REIT, we generally will not be subject to United States federal corporate income tax on our net income that is distributed currently to our shareholders. This treatment substantially eliminates "double taxation" (that is, taxation at both the corporate and shareholder levels) that generally results from an investment in a regular corporation. However, we will be subject to United States federal income tax as follows:

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  We will be taxed at regular corporate rates on any undistributed "REIT taxable income." REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid;

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  Under some circumstances, we may be subject to the "alternative minimum tax" on our items of tax preference;

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  If we have net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income;

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  Our net income from "prohibited transactions" will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property;

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  If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of either (1) the amount by which 75% of our gross income exceeds the amount of our income qualifying under the 75% test for the taxable year or (2) the amount by which 95% of our gross income exceeds the amount of our income qualifying for the 95% income test for the taxable year, multiplied by a fraction intended to reflect our profitability;

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  If we fail to satisfy any of the REIT asset tests, described below, by more than a de minimis amount, but the violation is due to reasonable cause and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets;

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  If we fail to satisfy any provision of the Internal Revenue Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or certain violations of the asset tests, described below) but the violation is due to reasonable cause, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for such failure;

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  We will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which United States federal income tax was paid, if we fail to distribute during each calendar year at least the sum of:

  (1)
  85% of our REIT ordinary income for the year;

  (2)
  95% of our REIT capital gain net income for the year; and

  (3)
  any undistributed taxable income from prior taxable years;

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  If we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case determined as of the first day of the first taxable year for which we qualified as a REIT;

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  We will be subject to a 100% penalty tax on any redetermined rents, redetermined deductions or excess interest. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a taxable REIT subsidiary of ours to any of our tenants. See "—Taxable REIT Subsidiaries." Redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's length negotiations;

  •
  We may be required to pay monetary penalties to the Internal Revenue Service in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described under "Requirements for Qualification as a REIT—Record-Keeping Requirements," below;

  •
  We may elect to retain and pay income tax on our net long-term capital gain. In that case, a shareholder would include its proportionate share of our undistributed long-term capital gain in its income, would be deemed to have paid the tax on such gain, would be allowed a credit for the proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the shareholder's basis in our common shares; and

  •
  Activities conducted by us through taxable REIT subsidiaries are subject to corporate-level income tax at regular corporate rates.

Requirements for Qualification as a REIT

        We elected to be taxable as a REIT for United States federal income tax purposes for our taxable year ended December 31, 1994. In order to have so qualified, we must have met and continue to meet the requirements discussed below, relating to our organization, sources of income, nature of assets and distributions of income to shareholders.

        The Internal Revenue Code defines a REIT as a corporation, trust or association:

  (1)
  that is managed by one or more trustees or directors;

  (2)
  the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

  (3)
  that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code;

  (4)
  that is neither a financial institution nor an insurance company subject to applicable provisions of the Internal Revenue Code;

  (5)
  the beneficial ownership of which is held by 100 or more persons;

  (6)
  during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned directly or indirectly by five or fewer individuals, as defined in the Internal Revenue Code to include specified entities;

  (7)
  that makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status;

  (8)
  that uses a calendar year for United States federal income tax purposes and complies with the recordkeeping requirements of the Internal Revenue Code and regulations promulgated thereunder; and

  (9)
  that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.

        Conditions (1), (2), (3) and (4) above must be met during the entire taxable year and condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of determining share ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation and a portion of a trust permanently set aside or used exclusively for charitable purposes generally are each considered an individual. A trust that is a qualified trust under Internal Revenue Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.

        We believe that we have issued sufficient common shares with sufficient diversity of ownership to allow us to satisfy conditions (5) and (6) above. In addition, our charter contains restrictions regarding the transfer of our shares of beneficial interest that are intended to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements, we will fail to qualify as a REIT.

        To monitor its compliance with condition (6) above, a REIT is required to send annual letters to its shareholders requesting information regarding the actual ownership of its shares. If we comply with the annual letters requirement and we do not know or, exercising reasonable diligence, would not have known of our failure to meet condition (6) above, then we will be treated as having met condition (6) above.

        To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. We do not believe that we have any non-REIT earnings and profits and believe that we therefore satisfy this requirement.

Qualified REIT Subsidiaries

        If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," the separate existence of that subsidiary will be disregarded for United States federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary (discussed below), all of the stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of Gables Residential Trust will not be subject to United States federal corporate income taxation, although it may be subject to state and local taxation in some states.

Taxable REIT Subsidiaries

        A "taxable REIT subsidiary" of Gables Residential Trust is a corporation in which we directly or indirectly own stock and that elects, together with us, to be treated as a taxable REIT subsidiary under Section 856(1) of the Internal Revenue Code. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of ours. A taxable REIT subsidiary is a corporation subject to United States federal income tax, and state and local income tax where applicable, as a regular "C" corporation.

        Generally, a taxable REIT subsidiary can perform some impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of United States federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments in excess of a certain amount made to us. In addition, we will be obligated to pay a 100% penalty tax on some payments that we receive or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements between us, our tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties.

Gables Residential Trust's Status as a Partner in Gables Realty Limited Partnership

        In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share, based on its interest in partnership capital, of the assets of the partnership and is deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and asset tests. In addition, the Internal Revenue Code disregards the separate existence of Gables GP, Inc. Thus, our proportionate share of the assets, liabilities and items of income of Gables Realty Limited Partnership, including Gables Realty Limited Partnership's share of the assets and liabilities and items of income with respect to any partnership in which it holds an interest, are treated as our assets, liabilities and items of income for purposes of applying the requirements described herein.

Income Tests Applicable to REITs

        To qualify as a REIT, we must satisfy two gross income tests. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including "rents from real property," gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property, or from some types of temporary investments. Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from any combination of income qualifying under the 75% test and dividends, interest, some payments under hedging instruments and gain from the sale or disposition of stock or securities and some hedging instruments.

        Rents received by us will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a "related party tenant" will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary and at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Pursuant to the American Jobs Creation Act of 2004 (the "JOBS Act"), signed into law by President Bush on October 22, 2004, whether rents paid by a taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, under the JOBS Act, if a lease with a "controlled taxable REIT subsidiary" is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as "rents from real property." For purposes of this rule, a "controlled taxable REIT subsidiary" is a taxable REIT subsidiary in which we own shares possessing more than 50% of the voting power or more than 50% of the total value of the outstanding shares of such taxable REIT subsidiary. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

        Generally, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, we may provide directly only an insignificant amount of services, unless those services are "usually or customarily rendered" in connection with the rental of real property and not otherwise considered "rendered to the occupant." Accordingly, we may not provide "impermissible services" to tenants, except through an independent contractor from whom we derive no revenue and that meets other requirements or through a taxable REIT subsidiary, without giving rise to "impermissible tenant service income." Impermissible tenant service income is deemed to be at least 150% of our direct cost of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from the property, the services will not "taint" the other income from the property (that is, it will not cause the rent paid by tenants of that property to fail to qualify as rents from real property), but the impermissible tenant service income will not qualify as rents from real property.

        We have not charged, and do not anticipate charging, rent that is based in whole or in part on the income or profits of any person. We have not derived, and do not anticipate deriving, rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents.

        We have provided and will provide services with respect to the multifamily apartment communities. We believe that the services with respect to our communities that have been and will be provided by us are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise rendered to particular tenants; or, if considered impermissible services, income from the provision of such services with respect to a given property has not and will not exceed 1% of all amounts received by us from such property. Therefore, we believe that the provision of such services has not and will not cause rents received with respect to our communities to fail to qualify as rents from real property. We believe that services with respect to our communities that may not be provided by us directly without jeopardizing the qualification of rent as rents from real property have been and will be performed by independent contractors or taxable REIT subsidiaries.

        We have earned and continue to earn a small amount of nonqualifying income relative to total gross income in any relevant taxable year. For example, we earn fees related to the management of properties that are not wholly-owned by us. We believe that the amount of nonqualifying income generated from these activities has not affected and will not affect our ability to meet the 95% gross income test.

        Any gain realized by us on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances of a particular transaction. We believe that we have held our properties for investment, and that past and future sales of our properties have not been and will not be subject to the 100% penalty tax. We cannot provide any assurance, however, that the Internal Revenue Service might not contend that one or more of these sales are subject to the 100% penalty tax.

        If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. Commencing with our taxable year beginning January 1, 2005, we generally may make use of the relief provisions if:

  •
  following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the Internal Revenue Service setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury regulations to be issued; and

  •
  our failure to meet these tests was due to reasonable cause and not due to willful neglect.

        For our taxable years ending on or before December 31, 2004, we generally may avail ourselves of the relief provisions if:

  •
  our failure to meet these tests was due to reasonable cause and not due to willful neglect;

  •
  we attach a schedule of the sources of our income to our federal income tax return; and

  •
  any incorrect information on the schedule was not due to fraud with intent to evade tax.

        It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed under "Taxation of Gables Residential Trust as a REIT," above, even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income.

Asset Tests Applicable to REITs

        At the close of each quarter of our taxable year, we must satisfy four tests relating to the nature of our assets:

  (1)
  at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. Our real estate assets include, for this purpose, shares or debt instruments held for less than one year purchased with the proceeds of an offering of our shares or long-term debt;

  (2)
  not more than 25% of our total assets may be represented by securities other than those in the 75% asset class;

  (3)
  except for equity investments in REITs, qualified REIT subsidiaries, or taxable REIT subsidiaries or other securities that qualify as "real estate assets" for purposes of the test described in clause (1):

  •
  the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets;

  •
  we may not own more than 10% of the voting power of the outstanding securities of any one issuer; and

  •
  we may not own more than 10% of the value of the outstanding securities of any one issuer; and

  (4)
  not more than 20% of our total assets may be represented by securities of one or more taxable REIT subsidiaries.

        Securities for purposes of the asset tests may include debt securities. However, debt of an issuer will not count as a security for purposes of the 10% value test if the debt securities are "straight debt" as defined in Section 1361 of the Internal Revenue Code and meet certain other requirements. In addition, under the JOBS Act, certain types of securities are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. This provision of the JOBS Act is effective commencing with our taxable year beginning January 1, 2005.

        We currently own more than 10% of the total value of the outstanding securities of several subsidiaries. Each of these subsidiaries has elected to be a taxable REIT subsidiary. We believe that the aggregate value of our taxable REIT subsidiaries does not exceed 20% of the aggregate value of our gross assets.

        With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our pro rata share of the value of the securities, including debt, of any such issuer does not exceed 5% of the total value of our assets and that we comply with the 10% voting power limitation and 10% value limitation with respect to each such issuer. In this regard, however, we cannot provide any assurance that the Internal Revenue Service might not disagree with our determinations.

        After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure generally can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter.

        Commencing with our taxable year beginning January 1, 2005, certain relief provisions may be available to us if we fail to satisfy the asset tests described above after the 30-day cure period. Under these provisions, we will be deemed to have met the 5% and 10% REIT asset tests if the value of our nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (ii) we dispose of the nonqualifying assets within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury regulations to be issued. For violations due to reasonable cause and not willful neglect that are in excess of the de minimis exception described above, we may avoid disqualification as a REIT under any of the asset tests, after the 30-day cure period, by taking steps including (i) the disposition of sufficient assets to meet the asset test within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury regulations to be issued; (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets; and (iii) disclosing certain information to the Internal Revenue Service.

        Although we plan to take steps to ensure that we satisfy the tests described above, there can be no assurance that such steps will always be successful, or will not require a reduction in our operating partnership's overall interest in an issuer. If we fail to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT.

Annual Distribution Requirements Applicable to REIT

        To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders each year in an amount at least equal to (1) the sum of (a) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain, and (b) 90% of the net income, after tax, from foreclosure property, minus (2) the sum of certain specified items of noncash income. In addition, if we recognize any built-in gain, we will be required, under Treasury regulations, to distribute at least 90% of the built-in gain, after tax, recognized on the disposition of the applicable asset. See "—Taxation of Gables Residential Trust as a REIT" for a discussion of the possible recognition of built-in gain. These distributions must be paid either in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the prior year and if paid with or before the first regular dividend payment date after the declaration is made.

        We believe that we have made and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, Gables Realty Limited Partnership's partnership agreement authorizes Gables GP, Inc., as general partner, to take such steps as may be necessary to cause Gables Realty Limited Partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements.

        It is expected that our REIT taxable income has been and will be less than our cash flow due to the allowance of depreciation and other noncash charges in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement. It is possible, however, that we, from time to time, may not have sufficient cash or other liquid assets to meet this distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation, due to timing differences between (1) the actual receipt of income and the actual payment of deductible expenses and (2) the inclusion of such income and the deduction of such expenses in arriving at our taxable income, or as a result of nondeductible expenses such as principal amortization or capital expenditures in excess of noncash deductions. In the event that such timing differences occur, we may find it necessary to arrange for borrowings or, if possible, pay taxable dividends on beneficial interests in order to meet the dividend requirement.

        Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying dividends to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. We will refer to such dividends as "deficiency dividends." Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. We will, however, be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

        To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we are subject to tax on these amounts at regular corporate tax rates.

        We will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which United States federal income tax was paid, if we fail to distribute during each calendar year at least the sum of:

  (1)
  85% of our REIT ordinary income for the year;

  (2)
  95% of our REIT capital gain net income for the year; and

  (3)
  any undistributed taxable income from prior taxable years.

        A REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, a REIT may elect to have its shareholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

Record-Keeping Requirements

        We are required to comply with applicable record-keeping requirements. Failure to comply could result in monetary fines.

Failure of Gables Residential Trust to Qualify as a REIT

        If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax on our taxable income at regular corporate rates, including any applicable alternative minimum tax. Distributions to shareholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to shareholders will be dividends, and subject to limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction and individual distributees may be able to treat the dividends as qualified dividend income taxable at long-term capital gain rates. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally incur exceeds the limit on such income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause.

Taxation of U.S. Shareholders

        When we refer to a U.S. shareholder, we mean a beneficial owner of our common shares that is, for United States federal income tax purposes:

  •
  a citizen or resident, as defined in Section 7701(b) of the Internal Revenue Code, of the United States;

  •
  a corporation or partnership, or other entity treated as a corporation or partnership for United States federal income tax purposes, created or organized under the laws of the United States, any state or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons.

        Generally, in the case of a partnership that holds our common shares, any partner that would be a U.S. shareholder if it held the common shares directly is also a U.S. shareholder. A "non-U.S. shareholder" is a holder, including any partner in a partnership that holds our common shares, that is not a U.S. shareholder.

Tax Rates

        The maximum individual tax rate for long-term capital gains has generally been reduced from 20% to 15%, for sales occurring after May 6, 2003 through December 31, 2008. In addition "qualified dividend income" of individuals is currently taxed as net capital gain, thus reducing the maximum individual tax rate for such dividends from 35% to 15%, for tax years from 2003 through 2008. "Qualified dividend income" generally includes dividends received from regular domestic corporations and from certain "qualified foreign corporations," provided that certain required stock holding periods are met.

        REIT dividends, other than capital gain dividends, generally are not qualified dividend income and continue to be taxed at ordinary rates. Dividends received by an individual from a REIT will be treated as qualified dividend income, however, to the extent the REIT itself has qualified dividend income for the taxable year in which the dividend was paid, such as dividends from taxable REIT subsidiaries, and designates such dividends as qualifying for such capital gains rate tax treatment. Qualified dividend income of a REIT for this purpose also includes (1) the excess of the sum of (i) the REIT's "real estate investment trust taxable income" for the preceding year, which would typically include any income that the REIT did not distribute to shareholders and (ii) the income of the REIT for the preceding year subject to the built-in gain tax on certain assets acquired from C corporations over the tax payable by the REIT on any such income in the preceding year, over the tax payable by the REIT on such income in the preceding year, and (2) the amount of any earnings and profits that were distributed currently by us and accumulated in a non-REIT year.

        Without future congressional action, the maximum individual tax rate on long-term capital gains will return to 20% in 2009, and the maximum individual tax rate on dividends will move to 35% in 2009 and 39.6% in 2011.

Distributions by Gables Residential Trust

        So long as we qualify as a REIT, distributions to U.S. shareholders out of our current or accumulated earnings and profits that are not properly designated as capital gain dividends or qualified dividend income will be taxable as ordinary income and will not be eligible for the dividends received deduction generally available for corporations. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that the distributions do not exceed the adjusted tax basis of the shareholder's shares. Rather, such distributions will reduce the adjusted basis of such shares. Distributions in excess of current and accumulated earnings and profits that exceed the U.S. shareholder's adjusted basis in its shares will be taxable as capital gains in the amount of such excess if the shares are held as a capital asset. If we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend, and the shareholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

        We may elect to designate distributions of our net capital gain as "capital gain dividends." Capital gain dividends are taxed to shareholders as gain from the sale or exchange of a capital asset held for more than one year, without regard to how long the U.S. shareholder has held its shares. Designations made by us only will be effective to the extent that they comply with the principles of Revenue Ruling 89-81, which require that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If we designate any portion of a dividend as a capital gain dividend, a U.S. shareholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the shareholder as capital gain. Corporate shareholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

        Instead of paying capital gain dividends, we may designate all or part of our net capital gain as "undistributed capital gain." We will be subject to tax at regular corporate rates on any undistributed capital gain.

        A U.S. shareholder:

  •
  will include in its income as long-term capital gains its proportionate share of such undistributed capital gains; and

  •
  will be deemed to have paid its proportionate share of the tax paid by us on such undistributed capital gains and may receive a credit or a refund to the extent that the tax paid by us exceeds the U.S. shareholder's tax liability on the undistributed capital gain.

        A U.S. shareholder will increase the basis in its common shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. Our earnings and profits will be adjusted appropriately.

        We will classify portions of any designated capital gain dividend or undistributed capital gain based on the source of such capital gain as either:

  •
  an adjusted net capital rate gain distribution, which would be taxable to non-corporate U.S. shareholders at a current maximum rate of 15%; or

  •
  an "unrecaptured Section 1250 gain" distribution, which would be taxable to non-corporate U.S. shareholders at a current maximum rate of 25%.

        Distributions made by our company and gain arising from the sale or exchange by a U.S. shareholder of shares will not be treated as passive activity income, and as a result, U.S. shareholders generally will not be able to apply any "passive losses" against this income or gain. In addition, taxable distributions from our company, other than qualified dividend income, capital gain dividends and capital gains from the disposition of shares, generally will be treated as investment income for purposes of the investment interest limitations. A U.S. shareholder may elect to treat qualified dividend income, capital gain dividends and capital gains from the disposition of shares as investment income for purposes of the investment interest limitation, in which case the applicable qualified dividend income and capital gains will be taxed at ordinary income rates. We will notify shareholders regarding the portions of distributions for each year that constitute ordinary income, qualified dividend income, return of capital and capital gain. U.S. shareholders may not include in their individual income tax returns any net operating losses or capital losses of our company. Our operating or capital losses would be carried over for potential offset against our future income, subject to applicable limitations.

Sales of Shares

        Upon any taxable sale or other disposition of shares, a U.S. shareholder will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between:

  •
  the amount of cash and the fair market value of any property received on the sale or other disposition; and

  •
  the shareholder's adjusted basis in the shares for tax purposes.

        This gain or loss will be a capital gain or loss if the shares have been held by the U.S. shareholder as a capital asset. The applicable tax rate will depend on the shareholder's holding period in the asset

(generally, if an asset has been held for more than one year it will produce long-term capital gain) and the shareholder's tax bracket. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25%, which is generally higher than the long-term capital gain tax rates for noncorporate shareholders, to a portion of capital gain realized by a noncorporate shareholder on the sale of REIT shares that would correspond to the REIT's "unrecaptured Section 1250 gain." Shareholders are urged to consult with their own tax advisors with respect to their capital gain tax liability. A corporate U.S. shareholder will be subject to tax at a maximum rate of 35% on capital gain from the sale of our company's shares held for more than 12 months. In general, any loss recognized by a U.S. shareholder upon the sale or other disposition of shares that have been held for six months or less, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. shareholder from us that were required to be treated as long-term capital gains.

        Cash received by a U.S. shareholder in the Mergers will be treated as a payment in exchange for such U.S. shareholder's common shares.

Taxation of Tax-Exempt Shareholders

        Provided that a tax-exempt shareholder has not held its common shares as "debt financed property" within the meaning of the Internal Revenue Code, the dividend income from our company will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt shareholder. Similarly, income from the sale of shares will not constitute UBTI unless the tax-exempt shareholder has held its shares as debt financed property within the meaning of the Internal Revenue Code or has used the shares in a trade or business.

        However, for tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from United States federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in our company will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax-exempt shareholders should consult their own tax advisors concerning these "set aside" and reserve requirements.

        Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" are treated as UBTI if received by any trust which is described in Section 401(a) of the Internal Revenue Code, is tax-exempt under Section 501(a) of the Internal Revenue Code and holds more than 10%, by value, of the interests in the REIT.

        Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as "pension trusts."

        A REIT is a pension held REIT if it meets the following two tests:

  •
  it qualified as a REIT only by reason of Section 856(h)(3) of the Internal Revenue Code, which provides that stock owned by pension trusts will be treated, for purposes of determining if the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

  •
  either (1) at least one pension trust holds more than 25% of the value of the REIT's stock, or (2) a group of pension trusts each individually holding more than 10% of the value of the REIT's shares, collectively owns more than 50% of the value of the REIT's shares.

        The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held requirement" without relying upon the "look-through" exception with respect to pension trusts. Based on both our current share ownership and the limitations on transfer and ownership of shares contained in our charter, we do not expect to be classified as a pension held REIT.

United States Taxation of Non-U.S. Shareholders

Distributions by Gables Residential Trust

        Distributions by Gables Residential Trust to a non-U.S. shareholder that are neither attributable to gain from sales or exchanges by us of "United States real property interests" nor designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions ordinarily will be subject to withholding of United States federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. shareholder of a United States trade or business. Under some treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from REITs. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are effectively connected with a trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. shareholders are taxed with respect to these dividends, and are generally not subject to withholding. Any dividends received by a corporate non-U.S. shareholder that is engaged in a United States trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate.

        Distributions in excess of our current and accumulated earnings and profits that exceed the non-U.S. shareholder's basis in its common shares will be taxable to a non-U.S. shareholder as gain from the sale of common shares, which is discussed below. Distributions in excess of our current or accumulated earnings and profits that do not exceed the adjusted basis of the non-U.S. shareholder in its common shares will reduce the non-U.S. shareholder's adjusted basis in its common shares and will not be subject to United States federal income tax, but will be subject to United States withholding tax as described below.

        We expect to withhold United States income tax at the rate of 30% on any dividend distributions, including distributions that later may be determined to have been in excess of current and accumulated earnings and profits, made to a non-U.S. shareholder unless:

  •
  a lower treaty rate applies and the non-U.S. shareholder files an Internal Revenue Service Form W-8BEN evidencing eligibility for that reduced treaty rate with us; or

  •
  the non-U.S. shareholder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is income effectively connected with non-U.S. shareholder's trade or business.

        We may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies and the non-U.S. shareholder is not liable for tax on the receipt of that distribution. However, a non-U.S. shareholder may seek a refund of these amounts from the Internal Revenue Service if the non-U.S. shareholder's United States tax liability with respect to the distribution is less than the amount withheld.

        Distributions to a non-U.S. shareholder that are designated by us at the time of the distribution as capital gain dividends, other than those arising from the disposition of a United States real property interest, generally should not be subject to United States federal income taxation unless:

  •
  the investment in the common shares is effectively connected with the non-U.S. shareholder's United States trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to any gain, except that a shareholder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above; or

  •
  the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and who satisfies certain other requirements, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

        Under the Foreign Investment in Real Property Tax Act, which is referred to as "FIRPTA," distributions to a non-U.S. shareholder that are attributable to gain from sales or exchanges by us of United States real property interests, whether or not designated as a capital gain dividend, will cause the non-U.S. shareholder to be treated as recognizing gain that is income effectively connected with a United States trade or business. Non-U.S. shareholders will be taxed on this gain at the same rates applicable to U.S. shareholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% branch profits tax in the hands of a non-U.S. shareholder that is a corporation.

        Current law is unclear as to whether that portion of the consideration paid to any non-U.S. shareholders in the Mergers that is attributable to gains from our properties will be subject to tax under the FIRPTA rules applicable to distributions or whether the consideration will be treated for FIRPTA as payment in exchange for commons shares.

        We will be required to withhold and remit to the Internal Revenue Service 35% of any distributions to non-U.S. shareholders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend. Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non-U.S. shareholder's United States federal income tax liability. A non-U.S. shareholder whose United States federal income tax liability under FIRPTA exceeds amounts withheld by us will be required to file a United States federal income tax return for the taxable year. However, any distribution with respect to any class of stock which is regularly traded on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the 35% U.S. withholding tax described above, if the non-U.S. shareholder did not own more than 5% of such class of stock at any time during the taxable year. Instead, such distributions would be treated as ordinary dividend distributions.

        Although the law is not clear on the matter, it appears that amounts designated by us as undistributed capital gains in respect of the common shares held by U.S. shareholders generally should be treated with respect to non-U.S. shareholders in the same manner as actual distributions by us of capital gain dividends. Under that approach, the non-U.S. shareholders would be able to offset as a credit against their United States federal income tax liability resulting therefrom an amount equal to their proportionate share of the tax paid by us on the undistributed capital gains, and to receive from the Internal Revenue Service a refund to the extent their proportionate share of this tax paid by our company exceeds their actual United States federal income tax liability.

Sale of Common Shares

        Gain recognized by a non-U.S. shareholder upon the sale or exchange of our company's common shares (which as noted above may include gain recognized in the Mergers) generally would not be subject to United States taxation unless:

  •
  the investment in our company's common shares is effectively connected with the non-U.S. shareholder's United States trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as domestic shareholders with respect to any gain;

  •
  the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and who satisfies certain other requirements, in which case the nonresident alien individual will be subject to a 30% tax on the individual's net capital gains for the taxable year; or

  •
  our common shares constitutes a United States real property interest within the meaning of FIRPTA, as described below.

        Our common shares will not constitute a United States real property interest if we are a domestically controlled qualified investment entity. We will be a domestically controlled qualified investment entity if, at all times during a specified testing period, less than 50% in value of our shares is held directly or indirectly by non-U.S. shareholders.

        We believe that, currently, we are a domestically controlled qualified investment entity and, therefore, that the sale of our common shares would not be subject to taxation under FIRPTA. Because our company's common shares are publicly traded, however, we cannot guarantee that we are or will continue to be a domestically controlled qualified investment entity.

        Even if we do not qualify as a domestically controlled qualified investment entity at the time a non-U.S. shareholder sells its common shares, gain arising from the sale still would not be subject to FIRPTA tax if:

  •
  the class or series of shares sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the NYSE; and

  •
  the selling non-U.S. shareholder owned, actually or constructively, 5% or less in value of the outstanding class or series of shares being sold throughout the five-year period ending on the date of the sale or exchange.

        If gain on the sale or exchange of our common shares were subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to regular United States income tax with respect to any gain in the same manner as a taxable U.S. shareholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

Information Reporting and Backup Withholding Tax Applicable to Shareholders

U.S. Shareholders

        In general, information reporting requirements will apply to payments of distributions on our common shares and payments of the proceeds of the sale of our common shares to some shareholders, unless an exception applies. Further, the payer will be required to withhold backup withholding tax at the current rate of 28% if:

  •
  the payee fails to furnish a taxpayer identification number, or TIN, to the payer or to establish an exemption from backup withholding;

  •
  the Internal Revenue Service notifies the payer that the TIN furnished by the payee is incorrect;

  •
  there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Internal Revenue Code; or

  •
  there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Internal Revenue Code.

        Some shareholders, including certain corporations, will be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder's United States federal income tax and may entitle the shareholder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Non-U.S. Shareholders

        Generally, information reporting will apply to payments of distributions on our company's common shares, and backup withholding at a current rate of 28% may apply, unless the payee certifies that it is not a United States person or otherwise establishes an exemption.

        The payment of the proceeds from the disposition of our company's common shares to or through the United States office of a United States or foreign broker will be subject to information reporting and, possibly, backup withholding unless the non-U.S. shareholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the shareholder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. shareholder of our company's common shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a United States trade or business, information reporting generally will apply unless the broker has documentary evidence as to the non-U.S. shareholder's foreign status and has no actual knowledge to the contrary.

        Applicable Treasury regulations provide presumptions regarding the status of shareholders when payments to the shareholders cannot be reliably associated with appropriate documentation provided to the payer. Under these Treasury regulations, some shareholders are required to have provided new certifications with respect to payments made after December 31, 2000. Because the application of the these Treasury regulations varies depending on the shareholder's particular circumstances, you are urged to consult your tax advisor regarding the information reporting requirements applicable to you.

Other Tax Consequences

        Our company and its shareholders may be subject to state and local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of our company and its shareholders may not conform to the United States federal income tax consequences discussed above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our securities.

        A portion of our income is earned through several taxable REIT subsidiaries. The taxable REIT subsidiaries are subject to federal and state income tax at the full applicable corporate rates. In addition, a taxable REIT subsidiary will be limited in its ability to deduct interest payments made to us.

        To the extent that we and the taxable REIT subsidiaries are required to pay federal, state or local taxes, we will have less cash available for distribution to shareholders.

REGISTRATION RIGHTS OF THE SELLING SHAREHOLDERS

        The following is a summary of the material terms and provisions of the registration rights and lock-up agreement, which we entered into in connection with the issuance of common units of Gables Realty Limited Partnership to the selling shareholders on June 17, 2004. It may not contain all the information that is important to you. You can access complete information by referring to the registration rights and lock-up agreement filed as an exhibit to the registration statement of which this prospectus is a part.

        Under the registration rights and lock-up agreement, we are obligated to file a registration statement covering the sale by the selling shareholders of the common shares that they may acquire in exchange for the common units of Gables Realty Limited Partnership that they received on June 17, 2004 in connection with the acquisition of a parcel of land for the future development of an apartment community. Under the terms of the registration rights and lock-up agreement, the selling shareholders may not exchange their units for common shares until after June 17, 2005. Under the registration rights and lock-up agreement, we also must use reasonable efforts to cause the registration statement to be declared effective by the Securities and Exchange Commission, or SEC, and to keep the registration statement continuously effective until the earliest of (1) the date on which the selling shareholders no longer hold any exchanged common shares or any units issued in connection with the acquisition or (2) the date on which all of the exchanged common shares held or acquired in the future by the selling shareholders have become eligible for sale under Rule 144(k) of the Securities Act of 1933. Any common shares sold by the selling shareholders pursuant to this prospectus will no longer be entitled to the benefits of the registration rights and lock-up agreement.

        The registration rights and lock-up agreement requires that we bear all expenses of registering the common shares with the exception of brokerage and underwriting commissions and taxes of any kind and any legal, accounting and other expenses incurred by the selling shareholders. We also agreed to indemnify the selling shareholders and their officers, directors and other affiliated persons and any person who controls a selling shareholder against all losses, claims, damages, actions, liabilities, costs and expenses arising under the securities laws in connection with the registration statement or this prospectus, subject to certain limitations. In addition, the selling shareholders agreed to indemnify us and our trustees, officers and any person who controls our company against all losses, claims, damages, actions, liabilities, costs and expenses arising under the securities laws if they result from (1) written information furnished to us by the selling shareholders for use in the registration statement or this prospectus or any amendments to the registration statement or any prospectus supplements or (2) the selling shareholders' failure to deliver, or cause to be delivered, this prospectus or any amendments or prospectus supplements to any purchaser of common shares covered by this prospectus from the selling shareholders through no fault of ours.

THE SELLING SHAREHOLDERS

        The following table sets forth the number of common shares and units beneficially owned by the selling shareholders as of June 13, 2005, the number of common shares covered by this prospectus and the total number of common shares and units which the selling shareholders will beneficially own upon completion of this offering. This table assumes that the selling shareholders exchange for common shares all of the units issued by Gables Realty Limited Partnership in connection with the acquisition of a parcel of land for the future development of an apartment community, and that the selling shareholders offer for sale all of those common shares.

        The common shares offered by the prospectus will be offered from time to time by the selling shareholders named below, or by any of their pledges, donees, transferees or other successors in interest. The amounts set forth below are based upon information provided to us by representatives of the selling shareholders, or on our records, as of June 13, 2005 and are accurate to the best of our knowledge. It is possible, however, that the selling shareholders may acquire or dispose of additional common shares or units from time to time after the date of this prospectus.

Name	Common Shares Beneficially Owned (1)	Common Units Beneficially Owned (2)	Common Shares Offered Hereby (3)	Common Shares and Common Units Owned After Offering (4)
Julian LeCraw, Jr.	0	33,314	33,314	0
Michael E. Tompkins	0	16,821	16,821	0
Lee Walker	0	15,832	15,832	0

Total	0	65,967	65,967	0

(1)
Does not include common shares that may be issued in exchange for common units beneficially owned as of June 13, 2005.

(2)
All common units listed in this column may be exchanged, under certain circumstances for an equal number of shares of common shares, subject to adjustment. All information is as of June 13, 2005.

(3)
These shares represent common shares that the selling shareholders may acquire upon presentation of common units for redemption.

(4)
Assumes that all of the common shares offered by this prospectus will be sold by the selling shareholders. In the case of each selling shareholder, the percentage of our shares of common shares that will be held by such selling shareholder after completion of this offering will be less than one percent (1%).

PLAN OF DISTRIBUTION

        This prospectus relates to the possible sale from time to time of up to an aggregate of 65,967 common shares by the selling shareholders, or any of their pledgees, donees, transferees or other successors in interest. If the selling shareholders present units to Gables Realty Limited Partnership for redemption, we may, at our election, acquire such units in exchange for common shares in accordance with the terms of Gables Realty Limited Partnership's agreement of limited partnership, as amended. We are registering the common shares pursuant to our obligations under the registration rights and lock-up agreement, but the registration of the common shares does not necessarily mean that any of the common shares will be offered or sold by the selling shareholders.

        The distribution of the common shares may be effected from time to time in one or more underwritten transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Any underwritten offering may be on a "best efforts" or a "firm commitment" basis. In connection with any underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling shareholders. Underwriters may sell the common shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

        The selling shareholders and any underwriters, dealers or agents that participate in the distribution of the common shares may be deemed to be underwriters under the Securities Act of 1933, and any profit on the sale of the common shares by them and any discounts, commissions or concessions received by any underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act of 1933. At any time a particular offer of common shares is made by the selling shareholders, a prospectus supplement, if required, will be distributed that will, where applicable:

  •
  identify any underwriter, dealer or agent;

  •
  describe any compensation in the form of discounts, concessions, commissions or otherwise received by each underwriter, dealer or agent and in the aggregate to all underwriters, dealers and agents;

  •
  identify the amounts underwritten;

  •
  identify the nature of the underwriter's obligation to take the common shares; and

  •
  provide any other required information.

        The sale of common shares by the selling shareholders may also be effected by selling common shares directly to purchasers or to or through broker-dealers. In connection with any such sale, any such broker-dealer may act as agent for the selling shareholders or may purchase from the selling shareholders all or a portion of the common shares as principal, and may be made pursuant to any of the methods described below. Such sales may be made on the New York Stock Exchange or other exchanges on which the common shares are then traded, in the over-the-counter market, in negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then-current market prices or at prices otherwise negotiated.

        Common shares may also be sold in one or more of the following transactions:

  •
  block transactions in which a broker-dealer may sell all or a portion of such shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;

  •
  purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to any supplement to this prospectus;

  •
  a special offering, an exchange distribution or a secondary distribution in accordance with applicable New York Stock Exchange or other stock exchange rules;

  •
  ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers;

  •
  sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and

  •
  sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

        In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the selling shareholders in amounts to be negotiated immediately prior to the sale that will not exceed those customary in the types of transactions involved. Broker-dealers may also receive compensation from purchasers of the common shares which is not expected to exceed that customary in the types of transactions involved.

        To comply with applicable state securities laws, the common shares will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, common shares may not be sold in some states unless they have been registered or qualified for sale in the state or an exemption from such registration or qualification requirement is available and is complied with.

        All expenses relating to the offering and sale of the common shares, other than commissions, discounts and fees of underwriters, broker-dealers or agents, will be paid by us. We have agreed to indemnify the selling shareholders against some losses, claims, damages, actions, liabilities, costs and expenses, including liabilities under the Securities Act of 1933. See "Registration Rights of the Selling Shareholders."

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the common shares by the selling shareholders. See "The Selling Shareholders" for a list of those entities receiving proceeds from the sale of the common shares.

EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference from the Current Report on Form 8-K of Gables Residential Trust dated June 17, 2005 and the related financial statement schedule and management's report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Annual Report on Form 10-K of Gables Residential Trust for the year ended December 31, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

        Certain legal matters, including the legality of the common shares offered, will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts.

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to those documents. The SEC file number for Gables Residential Trust is 001-12590. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or Exchange Act, until the selling shareholders sell all of the securities:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2004; provided that Items 6, 7, 8 and 15 contained in the Annual Report on Form 10-K have been superceded by Items 6, 7, 8 and 15 included in the Current Report on Form 8-K, dated June 17, 2005, which is incorporated below;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

  •
  Current Reports on Form 8-K filed June 17, 2005, June 13, 2005, April 22, 2005, April 8, 2005, April 6, 2005, March 22, 2005, March 17, 2005, March 10, 2005, March 4, 2005 and January 18, 2005;

  •
  Portions of our Proxy Statement filed with the SEC on April 1, 2005 that have been incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

  •
  The description of our common shares contained in our Registration Statement on Form 8-A filed November 12, 1996, including all amendments and reports updating such description;

  •
  The description of our 7.875% Series C-1 Cumulative Redeemable Preferred Shares contained in our Registration Statement on Form S-4 filed April 15, 2003, including all amendments and reports updating such description;

  •
  The description of our 7.50% Series D Cumulative Redeemable Preferred Shares contained in our Registration Statement on Form 8-A filed May 8, 2003, including all amendments and reports updating such description; and

  •
  The description of our 5.00% Series Z Cumulative Redeemable Preferred Shares contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, including all amendments and reports updating such description.

        Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of the documents incorporated by reference into this prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following address: Gables Residential Trust, 2859 Paces Ferry Road, Overlook III, Suite 1450, Atlanta, Georgia 30339. Attention: Chief Financial Officer. Our telephone number is (770) 436-4600.

        This prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into this registration statement. You should read the exhibits carefully for provisions that may be important to you.

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information requirements of the Exchange Act, and in accordance with the Exchange Act, file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov. In addition, you may read our SEC filings at the offices of the New York Stock Exchange, or NYSE, which is located at 20 Broad Street, New York, New York 10005. Our SEC filings are available at the NYSE because our common shares and currently outstanding Series D preferred shares are traded on the NYSE under the symbols "GBP" and "GBP PrD," respectively.

        Our internet address is www.gables.com. We make available, free of charge, on www.gables.com our SEC filings, including our annual reports on Form 10-K, our quarterly reports on Form 10-Q, current reports on Form 8-K and our amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such reports with, or furnish them to, the SEC. The information contained on our website is not incorporated by reference in, or considered to be made a part of, this propectus.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The expenses in connection with the issuance and distribution of the securities being registered will be borne by Gables Residential Trust and are set forth in the following table. All amounts except the registration fee are estimates.

Registration fee	$338
Legal fees and expenses	15,000
Accounting fees and expenses	20,000
Printing fees and expenses	5,000
Miscellaneous	2,000

Total	$42,338

Item 15. Indemnification of Trustees and Officers.

        Gables Residential Trust's declaration of trust provides limitations on the liability of its board of trustees and officers for monetary damages to Gables Residential Trust. The declaration of trust and the bylaws obligate Gables Residential Trust to indemnify its trustees and officers, and permit Gables Residential Trust to indemnify its employees and other agents, against certain liabilities incurred in connection with their service in such capacities. These provisions could reduce the legal remedies available to Gables Residential Trust and its shareholders against these individuals.

        Gables Residential Trust's bylaws require it to indemnify, to the full extent of Maryland law, any present or former trustee or officer, and such person's spouse and children, who is or was a party or threatened to be made a party to any proceeding by reason of his or her service in that capacity, against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the proceeding, provided that Gables Residential Trust shall have received a written affirmation by such person that he or she has met the standard of conduct necessary for indemnification by Gables Residential Trust as authorized by the bylaws. We will refer to the person to be indemnified as the "indemnitee." Gables Residential Trust shall not be required to indemnify an indemnitee if:

  •
  it is established that (1) the indemnitee's act or omission was committed in bad faith or was the result of active or deliberate dishonesty, (2) the indemnitee actually received an improper personal benefit in money, property or services or (3) in the case of a criminal proceeding, the Indemnitee had reasonable cause to believe that the indemnitee's act or omission was unlawful;

  •
  the proceeding was initiated by the indemnitee;

  •
  the indemnitee received payment for such expenses pursuant to insurance or otherwise; or

  •
  the proceeding arises under Section 16 of the Exchange Act.

        Pursuant to the bylaws, the indemnitee is required to repay the amount paid or reimbursed by Gables Residential Trust if it shall ultimately be determined that the standard of conduct was not met. Gables Residential Trust's bylaws permit it to provide such other and further indemnification or payment or reimbursement of expenses as may be permitted by the Maryland General Corporate Law or to which the indemnitee may be entitled. The bylaws of Gables GP, Inc., a Texas corporation and wholly-owned subsidiary of Gables Residential Trust and the general partner of Gables Realty Limited Partnership, contain similar provisions that are consistent with Texas law.

        Each of Gables Residential Trust's trustees and certain executive officers has entered into an indemnification agreement with Gables Residential Trust, Gables Realty Limited Partnership and

Gables GP, Inc. The indemnification agreements require, among other matters, that Gables Residential Trust, Gables Realty Limited Partnership and Gables GP, Inc. indemnify the covered executive officers and trustees to the fullest extent permitted by law and advance to the covered executive officers and trustees all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Gables Residential Trust must also indemnify and advance all expenses incurred by the covered executive officers and trustees seeking to enforce their rights under the indemnification agreements and cover them under Gables Residential Trust's trustees' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides assurance to the trustees and covered executive officers that indemnification will be available because such contracts cannot be modified unilaterally in the future by Gables Residential Trust's board of trustees or its shareholders to eliminate the rights they provide.

Item 16. Exhibits.

Exhibit No.		Description
4.1		Seventh Amended and Restated Agreement of Limited Partnership of Gables Realty Limited Partnership (incorporated herein by reference to Exhibit 3.1 to Gables Realty Limited Partnership's Registration Statement on Form S-4/A (File No. 333-104535) filed May 20, 2003).
4.2
Second Amended and Restated Bylaws of Gables Residential Trust, as amended (incorporated herein by reference to Exhibit 3.1(ii)(a) to Gables Residential Trust's Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 1-12590) filed March 30, 2000).
4.3
Amendment to Second Amended and Restated Bylaws of Gables Residential Trust, as amended (incorporated herein by reference to Exhibit 3.1 to Gables Residential Trust's Current Report on Form 8-K (File No. 001-12590), filed June 13, 2005).
4.4
Amended and Restated Declaration of Trust of Gables Residential Trust (incorporated herein by reference to Exhibit 3.1 to Gables Residential Trust's Registration Statement on Form S-11 (File No. 33-70570), as amended, filed October 19, 1993).
4.5
Articles of Amendment to Gables Residential Trust's Amended and Restated Declaration of Trust (incorporated herein by reference to Exhibit 3.1 to Gables Residential Trust's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (File No. 1-12590) filed August 14, 1998).
4.6
Articles Supplementary to Gables Residential Trust's Amended and Restated Declaration of Trust creating the 5.00% Series Z Cumulative Redeemable Preferred Shares (incorporated herein by reference to Exhibit 3.2 to Gables Residential Trust's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (File No. 1-12590) filed August 14, 1998).
4.7
Articles Supplementary to Gables Residential Trust's Amended and Restated Declaration of Trust creating the 7.50% Series D Cumulative Redeemable Preferred Shares (incorporated herein by reference to Exhibit 4.3 to Gables Residential Trust's Registration Statement on Form 8-A (File No. 1-12590) filed May 8, 2003).
4.8
Articles Supplementary to Gables Residential Trust's Amended and Restated Declaration of Trust creating the 7.875% Series C-1 Cumulative Redeemable Preferred Shares (incorporated herein by reference to Exhibit 3.1 to Gables Residential Trust's Registration Statement on Form S-4 (File No. 333-104535) filed April 15, 2003).
5.1	*	Opinion of Goodwin Procter LLP as to the legality of the securities being registered.

8.1	*	Opinion of Goodwin Procter LLP as to certain tax matters.
23.1	*	Consent of Deloitte & Touche LLP.
23.2	*	Consent of Goodwin Procter LLP (included in Exhibits 5.1 and 8.1 hereto).
24.1		Powers of Attorney (included in Part II of this registration statement).
99.1	*	Registration Rights and Lock-up Agreement dated June 17, 2004.

*
Filed herewith.

Item 17. Undertakings.

  (a)
  The undersigned registrant hereby undertakes:

            (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement;

            (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

            (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)
  The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  The undersigned registrants hereby undertake to supplement the prospectus, after the expiration of the subscription period, to set for the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

  (d)
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement (the "Registration Statement") to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on this 17th day of June, 2005.

GABLES RESIDENTIAL TRUST
By:	/s/ DAVID D. FITCH David D. Fitch President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints each of David D. Fitch and Marvin R. Banks, Jr., and each of them singly, as such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any registration statement that is to be effective upon filing pursuant to Rule 462(b) of the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of them, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAVID D. FITCH David D. Fitch	President, Chief Executive Officer and Trustee (Principal Executive Officer)	June 17, 2005
/s/ MARVIN R. BANKS, JR. Marvin R. Banks, Jr.	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	June 17, 2005
/s/ DAWN H. SEVERT Dawn H. Severt	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	June 17, 2005
/s/ CHRIS D. WHEELER Chris D. Wheeler	Executive Chairman	June 17, 2005
/s/ MARCUS E. BROMLEY Marcus E. Bromley	Independent Trustee	June 17, 2005
/s/ LAURALEE E. MARTIN Lauralee E. Martin	Independent Trustee	June 17, 2005
/s/ JOHN W. MCINTYRE John W. McIntyre	Independent Trustee	June 17, 2005
/s/ JAMES D. MOTTA James D. Motta	Independent Trustee	June 17, 2005
/s/ CHRIS C. STROUP Chris C. Stroup	Independent Trustee	June 17, 2005

EXHIBIT INDEX

Exhibit No.		Description
4.1		Seventh Amended and Restated Agreement of Limited Partnership of Gables Realty Limited Partnership (incorporated herein by reference to Exhibit 3.1 to Gables Realty Limited Partnership's Registration Statement on Form S-4/A (File No. 333-104534) filed May 20, 2003).
4.2
Second Amended and Restated Bylaws of Gables Residential Trust, as amended (incorporated herein by reference to Exhibit 3.1(ii)(a) to Gables Residential Trust's Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 1-12590) filed March 30, 2000).
4.3
Amendment to Second Amended and Restated Bylaws of Gables Residential Trust, as amended (incorporated herein by reference to Exhibit 3.1 to Gables Residential Trust's Current Report on Form 8-K (File No. 001-12590), filed June 13, 2005).
4.4
Amended and Restated Declaration of Trust of Gables Residential Trust (incorporated herein by reference to Exhibit 3.1 to Gables Residential Trust's Registration Statement on Form S-11 (File No. 33-70570), as amended, filed October 19, 1993).
4.5
Articles of Amendment to Gables Residential Trust's Amended and Restated Declaration of Trust (incorporated herein by reference to Exhibit 3.1 to Gables Residential Trust's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (File No. 1-12590) filed August 14, 1998).
4.6
Articles Supplementary to Gables Residential Trust's Amended and Restated Declaration of Trust creating the 5.00% Series Z Cumulative Redeemable Preferred Shares (incorporated herein by reference to Exhibit 3.2 to Gables Residential Trust's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (File No. 1-12590) filed August 14, 1998).
4.7
Articles Supplementary to Gables Residential Trust's Amended and Restated Declaration of Trust creating the 7.50% Series D Cumulative Redeemable Preferred Shares (incorporated herein by reference to Exhibit 4.3 to Gables Residential Trust's Registration Statement on Form 8-A (File No. 1-12590) filed May 8, 2003).
4.8
Articles Supplementary to Gables Residential Trust's Amended and Restated Declaration of Trust creating the 7.875% Series C-1 Cumulative Redeemable Preferred Shares (incorporated herein by reference to Exhibit 3.1 to Gables Residential Trust's Registration Statement on Form S-4 (File No. 333-104535) filed April 15, 2003).
5.1	*	Opinion of Goodwin Procter LLP as to the legality of the securities being registered.
8.1	*	Opinion of Goodwin Procter LLP as to certain tax matters.
23.1	*	Consent of Deloitte & Touche LLP.
23.2	*	Consent of Goodwin Procter LLP (included in Exhibits 5.1 and 8.1 hereto).
24.1		Powers of Attorney (included in Part II of this registration statement).
99.1	*	Registration Rights and Lock-up Agreement dated June 17, 2004.

*
Filed herewith

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Table of Contents
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
RISK FACTORS
DESCRIPTION OF COMMON SHARES
LIMITS ON OWNERSHIP OF SHARES AND RESTRICTIONS ON TRANSFER
CERTAIN PROVISIONS OF MARYLAND LAW AND OUR DECLARATION OF TRUST AND BYLAWS
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
REGISTRATION RIGHTS OF THE SELLING SHAREHOLDERS
THE SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
USE OF PROCEEDS
EXPERTS
LEGAL MATTERS
INFORMATION INCORPORATED BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION
PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Trustees and Officers.
  Item 16. Exhibits.
  Item 17. Undertakings.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX